UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Red Hat, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 31, 2003

The Annual Meeting of Stockholders of Red Hat, Inc. (the “Company”) will be held at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, on Thursday, July 31, 2003, 10:00 a.m. local time, to consider and act upon each of the following matters:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class I Directors;
2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending February 29, 2004; and
3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on June 2, 2003, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

Mark H. Webbink

Secretary

Raleigh, North Carolina

June 24, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 31, 2003

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Red Hat, Inc. (“Red Hat” or the “Company”) for use at the Annual Meeting of Stockholders to be held at the Company headquarters, 1801 Varsity Drive, Raleigh, North Carolina on Thursday, July 31, 2003 at 10:00 a.m. and at any adjournments or postponements thereof (the “Annual Meeting”). All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the President or Secretary of the Company; or (ii) attending the Annual Meeting and voting in person.

Only stockholders of record as of the close of business on June 2, 2003, the record date fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of June 2, 2003, there were an aggregate of 171,455,446 shares of common stock, par value $.0001 per share (“Common Stock”), of the Company outstanding and entitled to vote. Each share is entitled to one vote.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter upon which a vote may properly be taken should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

The Company’s Annual Report on Form 10-K containing audited financial statements for the fiscal year ended February 28, 2003 is being mailed together with this Proxy Statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about June 24, 2003.

VOTING PROCEDURES

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Election of Directors.    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The three nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected as Class I Directors for a three-year term. Shares represented by proxies received by the Board of Directors and not marked so as to withhold authority to vote for the nominee will be voted for the election of the nominee. If a stockholder properly withholds authority to vote for the nominee, such stockholder’s shares will not be counted toward the nominee’s achievement of a plurality.

Other Matters.    The affirmative vote of the majority of shares present, in person or represented by proxy, and voting is required to ratify the selection of auditors. Abstentions are not considered to have been voted for this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

ELECTION OF DIRECTORS

Pursuant to the Company’s certificate of incorporation, the Board of Directors of the Company is divided into three classes. There are three directors currently serving in each of Class I and Class II. There are two directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. The Class I Directors’ term will expire at this Annual Meeting. All directors will hold office until their successors have been duly elected and qualified. Dr. W. Steve Albrecht, F. Selby Wellman and Dr. Marye Anne Fox currently serve as the Class I Directors; General H. Hugh Shelton, U.S. Army Retired, Eugene J. McDonald and Matthew J. Szulik currently serve as Class II Directors; and Robert F. Young and William S. Kaiser currently serve as Class III Directors.

The nominees for Class I Director are Dr. W. Steve Albrecht, F. Selby Wellman and Dr. Marye Anne Fox, each of whom currently serves as a Class I Director of the Company. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number.

Board of Directors Meetings and Committees

The Board of Directors of the Company held eleven (11) meetings during the fiscal year ended February 28, 2003. Marye Anne Fox attended 72% of the aggregate of all meetings of the Board of Directors during fiscal 2003. Each of the other incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees of the Board of Directors on which he/she then served held during fiscal 2003.

The Company has standing compensation, audit, and nomination/corporate governance committees. The compensation committee, of which Messrs. Wellman, Kaiser and McDonald are members, determines the compensation of the Company’s senior management and administers the Company’s stock option and stock purchase plans. The compensation committee held five (5) meetings during fiscal 2003. The Audit Committee, of which Messrs. Wellman, Kaiser and McDonald are members, reviews the Company’s financial reports and internal financial and accounting controls, including matters relating to the appointment and activities of the Company’s independent auditors. The Audit Committee held five (5) meetings during fiscal 2003.

The nominating/corporate governance committee, of which Messrs. Wellman, Kaiser and McDonald are members, nominates candidates for the Board of Directors and oversees other matters dealing with corporate governance The nominating/corporate governance committee held one (1) meeting during fiscal 2003. The nominating/corporate governance committee does not consider nominees recommended by stockholders of the Company. However, under the Company’s by-laws, nominations for directors may be made by a stockholder who (i) is a stockholder of record at the time of giving notice of a stockholder nomination, (ii) is entitled to vote at the annual meeting and (iii) complies with certain notice procedures. For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. The notice shall set forth (A) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under applicable SEC regulations (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner.

Compensation of Directors

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve. Commencing with their election in August 2003, the Chair of the Audit Committee and the director designated as the Lead Director by the independent directors each will be paid $10,000 per year, payable in equal quarterly installments. Directors are also eligible to participate in Red Hat’s 1999 Stock Option and Incentive Plan. Upon initial election or appointment to the Board of Directors, a new non-employee director is granted a non-qualified option to purchase 40,000 shares of Common Stock at a price equal to fair market value on the date of grant. This option vests 33 1/3% one year from grant date and 8 1/3% at the end of each three-month period thereafter. Upon re-election, a non-employee director is granted a non-qualified option to purchase 20,000 shares of Common Stock at a price equal to fair market value on the date of grant. This option vests 33 1/3% one year from the date of re-election and 8 1/3% at the end of each three-month period thereafter. Except in a year of re-election, upon completion of each year of a non-employee director’s tenure, the director is granted non-qualified options to purchase either 10,000 shares of Common Stock or, for the directors designated as Lead Director or Chair of the Audit Committee, 15,000 shares of Common Stock, at a price equal to the fair market value on the date of grant. These annual options are fully vested upon grant. The following table sets forth the options granted to non-employee directors during the fiscal year ended February 28, 2003.

OPTION GRANTS TO NON-EMPLOYEE DIRECTORS IN LAST FISCAL YEAR

Name	Type	No. of Shares	Exercise Price
Eugene J. McDonald	Annual	10,000	$5.55
William S. Kaiser	Re-election	20,000	$5.55
F. Selby Wellman	Annual	10,000	$5.63
Marye Anne Fox	Annual	10,000	$6.05

Directors and Executive Officers

The following table sets forth for each Class I Director, each Class II Director, each Class III Director and the executive officers of the Company, their ages and present positions with the Company as of the date of the Annual Meeting:

Name	Age	Position
Matthew J. Szulik (1)	46	Chairman of the Board of Directors, President, Chief Executive Officer (Class II Director)
Timothy J. Buckley (1)	52	Executive Vice President and Chief Operating Officer
Kevin B. Thompson (1)	38	Executive Vice President, Chief Financial Officer and Treasurer
Alex Pinchev (1)	53	Executive Vice President, International Sales/Operations and President of Red Hat International, an unincorporated division of the Company
Mark H. Webbink (1)	52	Senior Vice President, General Counsel and Secretary
Dr. W. Steve Albrecht	56	Class I Director
F. Selby Wellman (2)(3)(4)	61	Class I Director
Marye Anne Fox	55	Class I Director
General H. Hugh Shelton, U.S. Army Retired	61	Class II Director
Eugene J. McDonald (2)(3)(4)	71	Class II Director
William S. Kaiser (2)(3)(4)	47	Class III Director
Robert F. Young	49	Class III Director

(1)	Officers of the Company are elected by the Board of Directors and serve until their respective successors are elected and qualified or until their earlier resignation or removal.
(2)	Member of Compensation Committee.
(3)	Member of Audit Committee.
(4)	Member of Nominating/Corporate Governance Committee.

Executive Officers

Matthew J. Szulik was elected Chairman of the Board of Directors in April 2002, and he has served as Chief Executive Officer since November 1999, as President since November 1998 and as a director since April 1999. Mr. Szulik also served as Chief Operating Officer from November 1998 to April 1999. From September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, a computer software company. Prior to joining Relativity Technologies, Mr. Szulik served as an executive with Sapiens International and MapInfo Corp. Mr. Szulik is also a director of Tibco Software Inc. (NASDAQ:TIBX).

Timothy J. Buckley has served as Executive Vice President since February 2001 and Chief Operating Officer since April 1999. Mr. Buckley also served as Senior Vice President from April 1999 to February 2001. From October 1997 until April 1999, Mr. Buckley was Senior Vice President of Worldwide Sales at Visio Corp., a business software company (“Visio”). Mr. Buckley joined Visio in November 1993 and served as its Vice President of Worldwide Sales until his promotion in October 1997.

Kevin B. Thompson has served as Executive Vice President since February 2001 and Chief Financial Officer since November 2000. From November 2000 to February 2001, Mr. Thompson served as Senior Vice President. From September 2000 to November 2000, Mr. Thompson served as Vice President—Operations. From June 2000 until September 2000, Mr. Thompson was a Technology Partner with the international accounting firm of PricewaterhouseCoopers, LLP. Mr. Thompson joined PricewaterhouseCoopers in January 1998. From May 1988 to January 1998, Mr. Thompson was a Senior Manager with the international accounting firm of Andersen, LLP, formerly known as Arthur Andersen. Mr. Thompson is a certified public accountant.

Paul J. Cormier has served as Executive Vice President—Engineering since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier served as Director of Engineering, Internet Security and Collaboration Product and then Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and internet services company.

Alex Pinchev has served as Red Hat’s Executive Vice President—International Sales/Operations and President of the Red Hat International division since April 2003. From June 2002 until December 2002, Mr. Pinchev served as Executive Vice President with MRO Software, Inc. From July 1996 until June 2002, Mr. Pinchev was the Chairman, CEO, President of MainControl, Inc., a technology infrastructure management software, which was acquired by MRO Software, Inc. in June 2002. Mr. Pinchev is a director of the Northern Virginia Technology Council and is on the advisory board of George Mason University.

Mark H. Webbink has served as Senior Vice President since February 2001, Secretary since July 2000, and General Counsel since May 2000. From September 1994 to April 2000, Mr. Webbink was an attorney with the law firm of Moore & Van Allen, PLLC where he practiced in the areas of licensing, intellectual property transactions, general corporate and trademarks, representing numerous technology companies. Mr. Webbink is a director of the Software and Information Industry Association.

Directors

Robert F. Young co-founded Red Hat and has served as a director since its inception. Mr. Young served as Chairman of the Board of Directors from November 1998 to April 2002. From November 1998 to November 1999, he served as Chief Executive Officer of the Company. Mr. Young is also a director of Tucows, Inc. (NASDAQ:TCOW).

Eugene J. McDonald has served as a director of Red Hat since August 2000. Mr. McDonald serves as Investment Counsel to Duke University, and also serves as Principal and Chief Investment Officer of Quellos Private Capital Markets, LLC. He served as Founding President of Duke Management Company, the asset management division of the University from 1990-2000. He currently serves as a director of National Commerce Financial Corporation (NYSE:NCF), Incara Pharmaceuticals Corporation (NASDAQ:INCR), and on the Boards of Key Bank’s Victory Funds.

F. Selby Wellman has served as a director since January 2001. Mr. Wellman, who is presently retired, served as Senior Vice President and General Manager of the InterWorks Business Division of Cisco Systems, Inc. from June 1997 to August 2000.

Marye Anne Fox has served as a director since January 2002. Dr. Fox is Chancellor of North Carolina State University and has served in that capacity since August 1998. Dr. Fox is an elected member of the National Academy of Sciences and currently serves on the President’s Council of Advisors on Science and Technology and as a board member of the Microelectronics Center of North Carolina. Dr. Fox also serves on the board of directors of PPD, Inc. (NASDAQ:PPDI). Dr. Fox is also a director of W.R. Grace & Co. (NYSE:GRA) and Boston Scientific Corporation (NYSE:BSX).

William S. Kaiser has served as a director since September 1998. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been a general partner of the Greylock Limited Partnerships since January 1988. Mr. Kaiser is also a director of Student Advantage, Inc. (NASDAQ:STAD).

Dr. W. Steve Albrecht has served as a director since April 2003. Dr. Albrecht serves as the Associate Dean of the Marriott School of Management and Arthur Andersen Professor at Brigham Young University. Prior to becoming Associate Dean, Dr. Albrecht served as director of the School of Accountancy and Information Systems at Brigham Young University for eight years. Dr. Albrecht is a certified public accountant, a certified internal auditor and a certified fraud examiner. Dr. Albrecht is also on the board of directors of Cypress Semiconductor Corp. (NYSE:CY) and SkyWest, Inc. (NASDAQ:SKYW).

General H. Hugh Shelton, U.S. Army (Retired) has served as a director since April 2003. General Shelton has been the President, International Operations, for M.I.C. Industries, an international manufacturing company since January 2002. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until September 2001. General Shelton also serves on the Board of Directors of Anheuser Busch Companies, Inc. (BUD:NYSE) and Anteon International Corp. (ANT:NYSE).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2001, Kevin B. Thompson received a $200,000 relocation advance from the Company in connection with his employment by the Company as its Chief Financial Officer. The advance is non-interest bearing and is forgiven (a) ratably over four years provided Mr. Thompson remains employed by the Company or (b) immediately upon any termination of Mr. Thompson’s employment without cause. During the last fiscal year, $50,000 of this advance was forgiven.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 30, 2003 (unless otherwise indicated), certain information regarding beneficial ownership of the Company’s Common Stock (i) by each person who is known to beneficially own more than five percent (5%) of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer named in the Summary Compensation Table on page 9 , and (iv) by all directors and executive officers of the Company as a group.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2) (3)	Percent of Common Stock Outstanding
FMR Corporation (4) 82 Devonshire St. Boston, MA 02109	22,162,300	12.9

Frank Batten, Jr. (5) c/o Landmark Communications 150 W. Brambleton Avenue Norfolk, VA 23510-2075	18,316,228	10.7

Mazama Capital Management, Inc. (6) One S.W. Columbia, Suite 1500 Portland, OR 97258	12,854,726	7.5

Wellington Management Co., LLP (7) 75 State Street Boston, MA 02109	12,183,040	7.1

Robert F. Young (8)	9,210,377	5.4

Matthew Szulik (9)	8,348,507	4.9

Timothy J. Buckley (10)	2,939,039	1.7

William S. Kaiser (11)	758,815	*

Kevin B. Thompson (12)	446,875	*

Paul J. Cormier (13)	212,500	*

Mark H. Webbink (14)	159,247	*

Eugene J. McDonald (15)	58,332	*

Anthony Moretto (16)	50,000	*

F. Selby Wellman (17)	33,500	*

Marye Anne Fox (18)	18,816	*

Alex Pinchev	0	*

Dr. W. Steve Albrecht	0	*

Gen. H. Hugh Shelton, U.S. Army Retired	0	*

All executive officers and directors as a group (14 persons) (19)	22,236,008	13.0

*	Less than one percent of the outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable.
(3)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(4)	Based on a Schedule 13F filed with the Securities and Exchange Commission on May 15, 2003.
(5)	Includes 1,545,753 shares held of record by the 1988 Batten Trust and 16,770,475 shares held of record by the 1998 Frank Batten, Jr. Grantor Annuity Trust based on Form 4 filed with the Securities and Exchange Commission on April 30, 2003 and Form 4/A filed with the Securities and Exchange Commission on May 7, 2003.
(6)	Based on Schedule 13F filed with the Securities and Exchange Commission on May 14, 2003.
(7)	Based on Schedule 13F filed with the Securities and Exchange Commission on May 15, 2003.
(8)	Includes 3,003,718 shares held of record by Nancy Young, Mr. Young’s wife, 223,860 shares held of record by the Young Family Trust dated April 28, 1999 and 2,293,380 shares held of record by trusts for the benefit of Mr. Young’s children. Mr. Young disclaims beneficial ownership of these shares.
(9)	Includes 72,000 shares held of record by trusts for the benefit of Mr. Szulik’s children. Mr. Szulik disclaims beneficial ownership of these shares. Also includes 16,472 shares held of record by the Matthew J. Szulik GRAT dated May 26, 1999. Also includes 4,784,655 shares of Common Stock issuable upon exercise of stock options and 1,000,000 shares of Common Stock issuable upon exercise of restricted stock purchase rights.
(10)	Includes 2,867,239 shares of Common Stock issuable upon exercise of stock options.
(11)	Includes 58,333 shares of Common Stock issuable upon exercise of stock options.
(12)	Includes 446,875 shares of Common Stock issuable upon exercise of stock options.
(13)	Includes 212,500 shares of Common Stock issuable upon exercise of stock options.
(14)	Includes 158,747 shares of Common Stock issuable upon exercise of stock options.
(15)	Includes 58,332 shares of Common Stock issuable upon exercise of stock options.
(16)	Includes 50,000 shares of Common Stock issuable upon exercise of stock options.
(17)	Includes 32,500 shares of Common Stock issuable upon exercise of stock options.
(18)	Includes 16,666 shares of Common Stock issuable upon exercise of stock options.
(19)	Includes 8,685,847 shares of Common Stock issuable upon exercise of stock options and 1,000,000 shares of Common Stock issuable upon exercise of restricted stock purchase rights.

COMPENSATION AND OTHER INFORMATION

CONCERNING EXECUTIVE OFFICERS

Executive Compensation Summary

The following table sets forth the annual and long-term compensation for each of the past three fiscal years of each of (i) the Company’s Chief Executive Officer, (ii) each of the Company’s four most highly compensated executive officers who were serving as of February 28, 2003 and whose annual compensation exceeded $100,000, and (iii) one additional officer (collectively, with the Chief Executive Officers, the “Named Officers”)

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($) (2)	Restricted Stock Awards $		Securities Underlying Options (#)	All Other Compensation
Matthew J. Szulik, President and Chief Executive Officer	2003 2002 2001		350,000 350,000 233,771	— 72,500 152,312	— 3,860,000 —	(4)	1,000,000 1,000,000 1,000,000	— — —

Timothy J. Buckley, Executive Vice President and Chief Operating Officer	2003 2002 2001		250,000 250,000 188,333	— 30,000 226,875	— — —		— — 200,000	— — 38,087

Kevin B. Thompson, Executive Vice President, Chief Financial Officer and Treasurer	2003 2002 2001		250,000 250,000 93,625	— 55,567 49,063	— — —		100,000 500,000 350,000	50,000 50,000 29,167	(3)

Paul J. Cormier, Executive Vice President—Engineering	2003 2002		275,000 225,112	— 10,000	— —		100,000 425,000	— —
Mark H. Webbink, Senior Vice President, General Counsel and Secretary	2003 2002 2001		185,000 185,000 110,518	— 25,875 35,938	— — —		50,000 225,000 100,000	— — —

Anthony Moretto, Vice President Vice President, Global Services	2003	(5)	142,400	20,000	—		200,000	50,000	(3)

(1)	Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.
(2)	Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(3)	Relocation compensation.
(4)	1,000,000 shares purchasable for $.50 per share. Fair market value on the date of grant was $4.36 per share. As of 2/28/03, fair market value was $5.89 per share and the aggregate value is $5,390,000. 125,000 shares vest each quarter over a period of three years. Dividends, if any, shall be paid on the shares unless they are repurchased by the Company.
(5)	Mr. Moretto was not employed by the Company in 2002 or 2001.

Option Grants in Last Fiscal Year

The following table sets forth grants of stock options granted during the fiscal year-ended February 28, 2003 to the Named Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Matthew J. Szulik	1,000,000	14.3	5.55	7/24/12	3,490,000	8,850,000

Kevin B. Thompson	100,000	1.43	5.55	7/24/12	349,000	885,000

Paul J. Cormier	100,000	1.43	6.25	1/21/13	380,000	964,000

Mark H. Webbink	50,000.7		5.55	7/24/12	174,500	442,500

Anthony Moretto	200,000	2.9	5.44	6/14/12	684,000	1,734,000

(1)	Stock options were granted under the Company’s 1999 Stock Option and Incentive Plan at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.
(2)	Represents all options granted to the individual during fiscal 2003 as a percentage of all options granted to employees during fiscal 2003.
(3)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company’s Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

Option Exercises and Fiscal Year-End Values

The following table sets forth information with respect to options to purchase the Company’s Common Stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended February 28, 2003; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at February 28, 2003; and (iv) the value of such unexercised options at February 28, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at February 28, 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at February 28, 2003 ($) (1) (2) Exercisable/ Unexercisable
Matthew J. Szulik	0	0	5,095,139 / 2,250,001	23,616,645 / 1,687,680

Timothy J. Buckley	0	0	2,842,239 / 75,001	13,871,383 / 0

Kevin B. Thompson	0	0	384,375 / 565,625	405,000 / 709,000

Anthony Moretto	0	0	0 / 200,000	0 / 72,000

Mark H. Webbink	10,000	26,320	138,435 / 226,565	160,650 / 320,751

Paul J. Cormier	0	0	185,937 / 339,063	0 / 0

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price of the options. The Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company’s Common Stock at the time of such sale.
(2)	Value is based on the difference between the option exercise price and the fair market value at February 28, 2003, the fiscal year-end ($5.89 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of February 28, 2003, the number of shares of Common Stock authorized to be issued, the weighted average exercise price of such shares and the number of shares remaining available for future issuance, aggregated as follows: (i) All compensation plans previously approved by the stockholders of the Company and (ii) all compensation plans not previously approved by the stockholders and (iii) total of (i) and (ii).

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans Approved by security holders	26,717,209	8.2525	9,679,401	(1)

Equity compensation plans not
Approved by security holders (2)	—	—	—

Total . . . . . . . . . . . . . . . . . . . . . . . . .	26,717,209	8.2525	9,679,401

(1)	Includes 1,140,384 shares of Common Stock remaining available for issuance under the 1999 Employee Stock Purchase Plan, as amended October 23, 2002.
(2)	619,869 shares with a weighed-average exercise price of $5.374 are issuable upon exercise of options issued under compensation plans of the following entities: Akopia, Inc., BlueCurve, Inc., C2Net Software, Inc., Cygnus Solutions, Inc., Planning Technologies, Inc. and Wirespeed Communications Corporation (collectively, the “Acquired Companies”). The Company assumed these options in connection with the acquisition of the Acquired Companies. No additional shares of Common Stock remain available for future issuance under the Acquired Companies’ compensation plans.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

Effective July 24, 2002, the Company entered into an Employment Agreement with Matthew J. Szulik, the Company’s Chief Executive Officer and President, which will remain in effect until terminated in accordance with the agreement. Mr. Szulik’s arrangement includes an annual salary of $350,000, subject to increase, annual incentive cash bonus equal to the greater of $200,000 or fifty percent of his salary as well as annual stock option awards of at least 500,000 shares which shall vest in equal amounts on a quarterly basis over a four year period following the date of grant. Upon a Change of Control (as defined in the agreement), all of Mr. Szulik’s stock options shall vest. The agreement also requires the Company to purchase a $1,000,000 term life insurance policy on behalf of Mr. Szulik. In the event of involuntary termination without Cause (as defined in the agreement) or voluntary termination with Good Reason (as defined in the agreement), the Company will pay Mr. Szulik’s base salary plus average bonus for a period of two years and any unvested options granted during the term of the agreement will continue to vest during the calendar year of Mr. Szulik’s termination. If the termination follows a Change of Control, then Mr. Szulik shall instead be entitled to receive a lump sum cash payment equal to three times the sum of the base salary plus an amount equal to the average annual bonus paid in the two previous years. In the event that compensation paid to Mr. Szulik by the Company is subject to tax imposed by Section 4999 of the Internal Revenue Code, the Company will increase the amount paid to cover such additional taxes.

Mr. Szulik is also a party to an incentive stock option agreement and a non-qualified stock option agreement, which provide for the lapsing in full of Red Hat’s repurchase right as to any unvested option shares upon the termination of his employment, either by Red Hat’s successor without cause or by Mr. Szulik for good reason, following a change in control of Red Hat. Mr. Szulik is also a party to a restricted stock purchase agreement, which provides for the forfeiture of purchase rights and/or Red Hat’s repurchase right as to any purchased but unvested shares upon his voluntary termination of employment. Under the restricted stock purchase agreement, the restricted shares vest ratably over a period of three years.

Timothy J. Buckley, Red Hat’s Executive Vice President and Chief Operating Officer, is a party to an incentive stock option agreement and a non-qualified stock option agreement, which provides for the lapsing in full of Red Hat’s repurchase right as to any unvested option shares upon the termination of his employment, either by Red Hat’s successor without cause or by Mr. Buckley for good reason, following a change in control of Red Hat.

Kevin B. Thompson is obligated to the Company for $70,833 remaining on a $200,000 relocation advance. The advance is non-interest bearing and is forgiven (a) ratably over four years provided Mr. Thompson remains in the employment of the Company or (b) immediately upon any termination of Mr. Thompson’s employment without cause.

On April 23, 2003, the Board of Directors adopted a policy with respect to accelerated vesting of options upon a change of control which applies to the Named Officers. Pursuant to this policy, in the event of a change of control of the Company, any Named Officer who is terminated as a result of such change of control, either involuntarily or constructively, without cause within twelve months of the change of control, shall immediately vest in 100% of his/her remaining unvested options and such options shall be immediately exercisable, subject to any established trading window policy that may apply. This policy will supercede the terms of any written contract between any Named Officer and the Company to the extent that this policy provides a greater benefit to the Named Officer than the written contract.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committed of the Board of Directors is composed entirely of three independent Directors named as signatories to the Compensation Committee Report below, as was the case during fiscal 2002. Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer or other executive officers or Red Hat, other than his directorship.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board of Directors is currently composed of F. Selby Wellman, William S. Kaiser and Eugene J. McDonald, none of whom is currently an officer or employee of the Company. Mr. Wellman serves as chairman of the committee. Pursuant to the authority delegated by the Board of Directors, the compensation committee is responsible for (i) establishing and administering the base salaries and cash bonuses of the Company’s executive officers and (ii) administering the Company’s 1998 Stock Option Plan, as amended (the “1998 Plan”), administering and making recommendations and awards 1999 Stock Option and Incentive Plan, as amended (the “1999 Plan”), and the 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”).

The Company’s executive compensation programs are designed (i) to attract and retain experienced and well-qualified executives capable of leading the Company to meet its business objectives and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the compensation committee is guided by the following considerations:

(1)	compensation levels should be competitive with compensation generally being paid to executives in the electronic commerce industry to ensure the Company’s ability to attract and retain superior executives;

(2)	each individual executive officer’s compensation should reflect the performance of the Company as a whole, the performance of the officer’s business unit, if applicable, and the performance of the executive officer; and

(3)	a significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.

An executive’s total compensation package includes a cash salary and bonus determined by the compensation committee, long-term incentive compensation in the form of stock options and various benefits, including a 401(k) retirement plan and medical insurance plans that are available to all employees of the Company. Salaries of the Company’s Chief Executive Officer and the next four most highly compensated executives during fiscal 2003 are listed in the “Summary Compensation Table” found on page 9. The compensation committee reviews executive salaries at least once per year and, while it is not required to do so, it may in its discretion increase these salaries. The compensation committee attempts to keep the Company’s compensation programs competitive by comparing them with those of other local and national companies in the industry. The compensation committee also attempts to balance the compensation level for an individual executive against his or her specific job requirements, including the individual’s influence on obtaining corporate objectives.

Cash Compensation.    The compensation committee sets the annual salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid by the Company’s competitors to persons holding comparable positions and compensation studies prepared by independent third parties. The compensation committee determines any increases in annual salaries and bonuses based on a comparison of the executive’s actual performance against his or her performance objectives, as well as on various subjective factors. The performance objectives for each executive depend on his or her area of responsibility and may include achievement of performance and financial objectives. Among the subjective factors considered by the compensation committee are the executive’s ability to provide leadership, to develop the Company’s business, to promote the Company’s image with its customers and stockholders and to manage the Company’s continuing growth.

Equity Compensation.    The Company’s equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) align compensation to creating long-term stockholder value, (iii) encourage executive officers to remain with the Company and promote the Company’s business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company’s Common Stock.

The compensation committee has granted options to executive officers as the long-term incentive component of the executive officers’ total compensation package. The compensation committee generally grants options that become exercisable over a four-year period as a means of encouraging executives to remain with the Company and to promote its success. In fiscal 2003, the compensation committee only awarded the Company’s executives stock options with exercise prices equal to the fair market value of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company’s Common Stock increases.

In deciding whether to grant options and in determining the number of shares to be subject to such options, the compensation committee generally reviews the option holdings of each of the executive officers, including the number of unvested options and the then-current value of such unvested options. The number of options granted to certain of the most highly compensated executive officers of the Company in fiscal 2003 is set forth in the table captioned “Option Grants in Last Fiscal Year” found on page 10. The total options held by each of these executives at February 28, 2003 is set forth in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” found on page 11.

CEO Compensation.    Compensation during fiscal 2003 for Mr. Szulik was determined in accordance with the policies applicable to the other executive officers of the Company described above and consistent with Mr. Szulik’s employment agreement. Mr. Szulik’s employment agreement is described in the Section captioned “Executive Employment Arrangements” found on page 12. The compensation committee believes that Mr. Szulik’s compensation was competitive with the compensation paid by other companies in its industry to their chief executive officers. The compensation committee determined Mr. Szulik’s compensation based upon the Company’s overall performance, the performance of his management team, the compensation paid by competing companies and the Company’s prospects, among other objective and subjective factors, including the achievement of performance targets in accordance with the Company’s executive compensation policies. The compensation committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer’s compensation is based. Mr. Szulik’s annual compensation for the fiscal year ended February 28, 2003 is reflected in the table captioned “Summary Compensation Table” found on page 9. The compensation committee granted 1,000,000 options to Mr. Szulik in fiscal 2003, as reflected in the table captioned “Option Grants in Last Fiscal Year” found on page 10. The total options held by Mr. Szulik at February 28, 2003 is set forth in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” found on page 11.

Tax Matters.    In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The compensation committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the compensation committee’s present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Respectfully submitted,

THE COMPENSATION COMMITTEE

F. Selby Wellman

William S. Kaiser

Eugene J. McDonald

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of Eugene J. McDonald, William S. Kaiser and F. Selby Wellman, none of who is currently an officer or employee of the Company. Mr. McDonald serves as chairman of the Committee. Each of the Audit Committee members has requisite experience in finance and accounting, each is independent within the definition of independence as set forth in Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards as applicable and as modified or supplemented.

On April 26, 2000, the Board of Directors adopted a written charter for the Audit Committee. Pursuant to that charter, the Audit Committee has:

1.	reviewed and discussed the audited financial statements as of and for the year ended February 28, 2003 with management;

2.	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as modified or supplemented;

3.	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors is the basis for the firm’s independence; and

4.	based on the review and discussions referred to in paragraphs 1-3 above, recommended to the Board of Directors that the audited financial statements referenced above be included in the company’s Annual Report on Form 10-K for the year ended February 28, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Eugene J. McDonald

William S. Kaiser

F. Selby Wellman

INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended February 28, 2003 and the review of the Company’s quarterly financial statements during the fiscal year were $123,235.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers, LLP during the fiscal year ended February 28, 2003 for professional services rendered in the preparation of the Company’s tax returns and for other consulting services rendered in association with acquisitions, formation of new subsidiaries, and intercompany transactions with subsidiaries were $290,200. The Audit Committee considers the provisions of these services to be compatible with maintaining the principal auditor’s independence.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total stockholder return on Red Hat’s Common Stock during the period from August 11, 1999, the date on which the Company’s stock commenced trading on the Nasdaq National Market, through February 28, 2003, with the cumulative total return on the Nasdaq Market Index and the MG Group Index for Internet software and services, each as reported by Media General Financial Services. The comparison assumes $100 was invested on August 11, 1999 in Red Hat’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
C.	The Index level for all series was set to 100.0 on August 11, 1999.
D.	This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
E.	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from the Media General Financial Services, Richmond, Virginia, a source management believes to be reliable, but the Company is not responsible for any errors or omissions in such information.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent auditors, to serve as auditors for the fiscal year ending February 29, 2004. It is expected that a member of the firm will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the Company’s independent auditors is not required under Delaware law or under the Company’s Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending February 29, 2004, the Board of Directors will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent auditors.

The Board of Directors recommends a vote FOR ratification of this selection.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on February 26, 2004 nor earlier than the close of business on January 26, 2004. Proposals should be addressed to the Secretary of the Company at the address set forth on the cover of this Proxy Statement.

EXPENSES AND SOLICITATION

The Company will bear the entire cost of this proxy, including the preparation, printing and mailing of the Proxy Statement and the proxy. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended February 28, 2003, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended February 28, 2003, with the following exception(s): Mark H. Webbink filed a Form 4 on November 12, 2002 that was due on October 28, 2002 relating to one transaction.

HOUSEHOLDING

Red Hat is delivering only one copy of this proxy statement to stockholders who share an address unless such stockholders have notified Red Hat of the desire to receive multiple copies of the proxy statement.

Upon oral or written request, Red Hat will promptly deliver a separate copy of the proxy statement to any stockholder who shares an address with another stockholder to which address only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by telephone at 919-754-3700 x 44439 or by mail to Investor Relations, Red Hat, Inc., 1801 Varsity Drive, Raleigh, NC 27606.

Stockholders who share an address and are currently receiving only one copy of the proxy statement may request multiple copies by contacting Investor Relations by telephone at 919-754-3700 x 44439 or by mail to Investor Relations, Red Hat, Inc., 1801 Varsity Drive, Raleigh, NC 27606.

Stockholders sharing an address and currently receiving multiple copies of the proxy statement may request delivery of only a single copy of the proxy statement to such address in the future by telephone at 919-754-3700 x 44439 or mail to Investor Relations, Red Hat, Inc. 1801 Varsity Drive, Raleigh, NC 27606.

RED HAT, INC.

Annual Meeting of Stockholders to be held on July 31, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Timothy J. Buckley and Kevin B. Thompson and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Red Hat, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on July 31, 2003, at 10:00 a.m. local time, at the Company’s headquarters, 1801 Varsity Drive, Raleigh, North Carolina, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 24, 2003, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR the election of directors and the ratification of the selection of auditors.

SEE REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS.

1.	To elect three members to the Board of Directors to serve for a three-year term as a Class I Director:

NOMINEES:    F. Selby Wellman                FOR                                         WITHHOLD

                          Dr. Marye Anne Fox           FOR                                         WITHHOLD

                          Dr. W. Steve Albrecht         FOR                                         WITHHOLD

2.	To ratify the selection of PricewaterhouseCoopers, LLP as the Company’s auditors for the year ending February 29, 2004.

FOR	AGAINST	ABSTAIN
3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

            Signature of Stockholder

            Date:                                     , 2003

            Signature if held jointly

PLEASE COMPLETE, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

I/We will attend the meeting.  YES    ☐    NO    ☐